EXHIBIT 99.1

NightHawk Biosciences Provides Q3 2023 Business Update

Durham, NC – November 20, 2023 – NightHawk Biosciences (NYSE American: NHWK), a fully integrated biopharmaceutical company specializing in the end-to-end development, manufacturing, and commercialization of innovative therapies, today provided strategic, financial, and operational updates for the quarter ended September 30, 2023.

Jeff Wolf, Chief Executive Officer of NightHawk, commented, “We are very pleased with the progress of our Scorpius San Antonio facility where operations are advancing well and the feedback from our customers has been extremely positive.  As a result, we are currently evaluating a variety of strategic options to maximize the potential of the business. We look forward to providing further updates on our efforts in the near future.”

Third Quarter 2023 Financial Results

●	In August, the Company determined to make available for sale the equity interests of Elusys Therapeutics, Inc. Therefore, the results of operations have been reclassified as discontinued operations on a retrospective basis for all periods presented.
●	For the three months ended September 30, 2023 we recognized $6.7 million of revenue from product sales, which is included in discontinued operations, $0.6 million of revenue from process development and $0.1 million from service revenue. For the three months ended September 30, 2022 we recognized $5.98 million of product sales revenue, which is included in discontinued operations, and $0.5 million of grant revenue. The increase in product sales revenue is due to the completion of the manufacturing conversion of ANTHIM® and the increase in process development revenue is attributable to the operations of the San Antonio CDMO facility. No grant revenue was recognized in 2023 as the CPRIT grant has ended.
●	Cost of revenues were $2.7 million for the three months ended September 30, 2023. $2.2 million of these expenses primarily reflect the manufacturing conversion costs from the sale of ANTHIM® which are included in discontinued operations. The remaining $0.5 million primarily consists of direct cost of labor, overhead and material costs at Scorpius. We recognized $6.4 million of product cost of revenues for the three months ended September 30, 2022, driven by the sale of ANTHIM® to Canada which is included in discontinued operations.
●	Research and development expenses decreased approximately 3.7% to $5.2 million for the three months ended September 30, 2023, compared to $5.4 million for the three months ended September 30, 2022. The components of R&D expense are as, in millions: HS-110 expense decreased by $0.1 million primarily due to the discontinuation of the clinical trial in 2022; HS-130 expense decreased to $0.0 from $0.1 million due to the de-prioritization of our oncology assets; PTX-35 expense decreased by $0.5 million primarily due to the discontinued clinical trial and development of the product candidate in the third quarter of 2022; other programs expense stayed consistent at $0.3 million and primarily relate to close out costs of our R&D facility; and unallocated research expenses increased by $0.5 million primarily due to increased personnel costs, depreciation expense, amortization expense and scientific hardware and software.
●	Selling, general and administrative expenses were $6.1 million and $4.8 million for the three months ended September 30, 2023 and 2022, respectively. The increase was primarily due to increases in marketing expense of $0.6 million, personnel expense of $0.4 million, depreciation and amortization of $0.2 million, and rent expense of $0.2 million, offset by a decrease in insurance expense of $0.1 million.
●	As of September 30, 2023, the Company had approximately $9.5 million in cash, cash equivalents, and short-term investments of which $3.3 million is in current assets held for sale.

NightHawk Biosciences, Inc.

NightHawk Biosciences is focused on the discovery and commercialization of innovative medical countermeasures to defend against emerging biothreats. The Company leverages its integrated ecosystem of subsidiaries to streamline the advancement of novel therapies, breaking through barriers that prolong traditional drug development. This empowers us to bring our ideas to life with efficient control, superior quality, and uncharacteristic agility.

For more information on the Company and its subsidiaries, please visit: www.nighthawkbio.com, and also follow us on Twitter.

Forward Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as the evaluation of a variety of strategic options to maximize the potential of the Scorpius San Antonio  operations and providing updates on the Company’s efforts in the near future.  Important factors that could cause actual results to differ materially from current expectations include, among others, , NightHawk’s ability to successfully maximize the potential of its operations, NightHawk’s financing needs, its cash balance  being sufficient to sustain operations  and its ability to raise capital when needed, NightHawk’s ability to successfully operate as a CDMO, NightHawk’s and its subsidiaries’ ability to maintain license agreements, the continued maintenance and growth of NightHawk’s and its subsidiaries’ patent estates, , the ability to obtain required regulatory approval or to comply with ongoing regulatory requirements, regulatory limitations relating to NightHawk’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates and services in the marketplace and the successful development, marketing or sale of NightHawk’s services and products, developments by competitors that render such products or services obsolete or non-competitive, and other factors described in NightHawk’s annual report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Qs and any other filings NightHawk makes with the SEC. The information in this presentation is provided only as of the date presented, and NightHawk undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com